Exhibit 10.14

Rayonier Inc. Excess Savings

and Deferred Compensation Plan

(Amended and Restated Effective December 31, 2007)

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TABLE OF CONTENTS

(continued)

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ARTICLE I The Plan

1.1	Establishment of the Plan

Rayonier Inc. heretofore established and presently maintains an unfunded supplemental retirement plan for eligible salaried Employees, first effective as of March 1, 1994, known as the “Rayonier Inc. Excess Savings and Deferred Compensation Plan” (hereinafter referred to as the “Plan”). This amendment and restatement of the Plan is effective December 31, 2007. 1

1.2	Purpose

The Plan is intended to provide Employees with contributions lost due to restrictions on defined contribution plans under Sections 401(a)(17), 401(k), 401(m), 402(g), and 415 of the Code, which primarily affect higher-paid Employees. The intent is to provide these Employees with allocations under this Plan that, when added to such Employees’ contributions under the Rayonier Investment and Savings Plan for Salaried Employees, will be similar to contributions other Employees can receive under such plan. The Plan also provides eligible Employees with the opportunity to defer a portion of their salary and all or any portion of their bonuses otherwise payable for a Plan Year. The Plan is intended to be an unfunded plan under the Employee Retirement Income Security Act of 1974, as amended, that is maintained for the purpose of providing deferred compensation for a select group of management or highly compensated Employees.

ARTICLE II Definitions

2.1	Definitions

Capitalized terms used in the Plan shall have the respective meanings set forth below:

(a)

“Accounts” shall mean a Participant’s Excess Savings Account (comprised of an Excess Tax-Deferred Contribution Account, an Excess Regular Matching Contribution Account, an Excess Additional Discretionary Matching Contribution Account and an Excess Profit Sharing Account), an Excess Base Salary Deferral Account, and a Bonus Deferral Account.

[1]

Effective September 1, 1995, the Plan was amended to provide Employees with an opportunity to defer that portion of the Employee’s Base Salary in excess of the qualified plan limitation under Section 401(a)(17) of the Internal Revenue Code of 1986, as amended, (the “Code”) which primarily impacts higher-paid Employees. Effective January 1, 2002, the Plan was amended to authorize participation by Employees who are members of a select group of management or highly compensated employees, as determined by the Plan Administrator, and whose salary exceeds $170,000. Effective December 31, 2007 the Plan is amended to comply with the requirements of Section 409A of the Code.

(b)	“Additional Discretionary Matching Contribution” shall have the meaning set forth in the Qualified Plan.

(c)

“Base Salary” shall mean an Employee’s compensation from the Company at the Employee’s base rate, determined prior to any election by the Participant pursuant to Section 401(k) or 125 of the Code, excluding any overtime, bonus, foreign service allowance, or any other form of compensation.

(d)	“Beneficiary” shall mean the person designated under Section 4.11.

(e)	“Bonus Deferral” shall mean the amount of annual bonus that the Participant elects to defer under Section 4.3.

(f)	“Bonus Deferral Account” shall mean the account established for the Participant on the books of the Company under Section 4.1.

(g)	“Bonus Deferral Agreement” shall mean a written agreement between the Company and the Participant to defer all or a portion of the Participant’s annual bonus, as described in Section 4.3.

(h)	“Change of Control” shall have the same meaning as a “change in control event” under the provisions of Treasury Regulation §1.409A-3(i)(5)(i)) under Section 409A(a)(2)(A)(v) of the Code.

(i)

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and “Code Section 409A Rules” shall mean Section 409A of the Code and the final regulations and other IRS guidance promulgated thereunder, as in effect from time to time.

(j)	“Company” shall mean Rayonier, Inc.

(k)	“Employee” shall have the meaning set forth in the Qualified Plan.

(l)	“Excess Additional Discretionary Matching Contribution” shall mean the amount credited to the Participant under Section 4.5.

(m)	“Excess Additional Discretionary Matching Contribution Account” shall mean the account established for the Participant on the books of the Company under Section 4.1.

(n)	“Excess Base Salary Deferral Account” shall mean the account established for the Participant on the books of the Company under Section 4.1.

(o)

“Excess Base Salary Deferral Agreement” shall mean a written agreement between the Company and the Participant to defer all or a portion of the Participant’s Base Salary, as described in Section 4.2(b).

(p)	“Excess Base Salary Deferrals” shall mean the amount of Base Salary that the Participant elects to defer, as described in Section 4.2(b).

(q)	“Excess Regular Matching Contribution” shall mean the amount credited to the Participant under Section 4.4.

(r)	“Excess Regular Matching Contribution Account” shall mean the account established for the Participant on the books of the Company under Section 4.1.

(s)	“Excess Profit Sharing Contribution Account” shall mean the account established for the Participant on the books of the Company under Section 4.6

(t)

“Excess Savings Account” shall mean an account comprised of an Excess Tax-Deferred Contribution Account, an Excess Regular Matching Contribution Account, and an Excess Additional Discretionary Matching Contribution Account.

(u)	“Excess Tax-Deferred Contribution” shall mean those amounts deferred by the Participant under Section 4.2(a).

(v)

“Excess Tax-Deferred Contribution Account” shall mean an account established for the Participant on the books of the Company under Section 4.1 to which the Participant’s Excess Tax-Deferred Contributions are credited.

(w)	“Participant” shall mean an Employee who participates in the Plan pursuant to Article III.

(x)	“Plan Administrator” shall mean the entity described in Article VI.

(y)	“Plan Year” shall mean the plan year of the Qualified Plan.

(z)	“Profit Sharing Contribution” shall have the meaning set forth in the Qualified Plan.

(aa)	“Qualified Plan” shall mean the Rayonier Investment and Savings Plan for Salaried Employees, which is intended to be qualified under Section 401(a) of the Code.

(bb)	“Regular Matching Contribution” shall have the meaning set forth in the Qualified Plan.

(cc)

“Separation Delay Period” shall mean the six month period following the date of a Participant’s Separation from Service (or such other applicable period as may be provided for by Section 409A(a)(2)(B)(i) of the Code as in effect at the time), or earlier upon the death of the Participant, such that any payment delayed during the Separation Delay Period is to be paid on the first business day of the seventh month following the Separation from Service or, if earlier, such Participant’s death.

(dd)	“Separation from Service” and “Short-Term Deferral” and “Specified Employee” shall have the respective meanings assigned such terms under the Code Section 409A Rules.

(ee)	“Tax-Deferred Contribution” shall have the meaning set forth in the Qualified Plan.

(ff)	“Valuation Date” shall have the meaning set forth in the Qualified Plan.

2.2	Gender and Number

Unless the context clearly requires otherwise, the masculine pronoun whenever used shall include the feminine and neuter pronoun, and the singular shall include the plural.

ARTICLE III Participation

3.1	Eligibility

With respect to a Plan Year, each management Employee or highly compensated Employee designated by the Plan Administrator who participates in the Qualified Plan and whose Base Salary exceeds the annual indexed amount under Section 401(a)(17) of the Code shall be eligible to participate in respect of the Excess Savings Account provisions of the Plan and each management Employee or highly compensated Employee designated by the Plan Administrator who whose Base Salary is expected to exceed $170,000 as of the beginning of the Plan Year or at the time of hire shall be eligible to participate in respect of the Excess Base Salary Deferral Account and Bonus Deferral Account provisions of the Plan.

3.2	Commencement

Each Employee shall become a Participant on the first day of the month coincident with or next following the date he satisfies the eligibility requirements of Section 3.1.

3.3	Termination of Eligibility

An individual shall cease to be a Participant as of the date such individual ceases to meet all of the applicable requirements of Section 3.1 above; provided, however, that benefits accrued as of such date shall not be reduced and shall be paid as provided herein.

ARTICLE IV Excess Savings and Contributions

4.1	Accounts

The Company shall establish and maintain as a bookkeeping entry an Excess Savings Account (with separate bookkeeping entries for the Excess Tax-Deferred Contribution Account, the Excess Regular Matching Contribution Account, the Excess Additional Discretionary Matching Contribution Account and the Excess Profit Sharing Account), an Excess Base Salary Deferral Account, and a Bonus Deferral Account for each Participant. During each Plan Year, the Company shall credit to the appropriate Account the amounts described in this Article IV. Notwithstanding any other provision of the Plan, all Employee deferrals and Company credits to any Account provided in this Article IV shall be limited as necessary to comply with any applicable limitations of 1.409A-2(a)(9) and 1.409A-3(j)(5) of the Code Section 409A Rules.

4.2	Base Salary

(a)

Excess Tax-Deferred Contributions. Each Employee described in Section 3.1 whose Base Salary exceeds the annual indexed amount under Section 401(a)(17) of the Code may enter into an Excess Tax-Deferred Contribution Agreement with the Company under which the Participant elects to defer an amount equal to the excess of up to 6 percent of the Base Salary that would otherwise be payable to him each payroll period during each subsequent Plan Year over the Tax-Deferred Contributions made for such Participant to the Qualified Plan for the corresponding payroll period. Such election shall be irrevocable and shall remain in effect for such Plan Year and all subsequent Plan Years unless the Participant, prior to the beginning of a Plan Year, elects to revoke or amend the Excess Tax-Deferred Contribution Agreement. An Excess Tax-Deferred Contribution Agreement may be reinstated or amended prior to the beginning of any Plan Year for Excess Base Salary payable in that Plan Year. Notwithstanding the foregoing, an Employee who becomes eligible during a Plan Year to participate in the Plan may execute an Excess Tax-Deferred Contribution Agreement with respect to unearned Base Salary within 30 days of becoming eligible. The Company shall credit the Excess Tax-Deferred Contributions to the Participant’s Excess Tax-Deferred Contribution Account as of the payroll period to which the Excess Tax-Deferred Contributions relate.

(b)

Excess Base Salary Deferral. Each Employee described in Section 3.1 may enter into an Excess Base Salary Deferral Agreement with respect to any Plan Year. Prior to the beginning of such Plan Year or at the time of hire, the Employee may elect to defer all or any portion of the Employee’s excess Base Salary otherwise payable to him during that Plan Year; provided, however, that such deferral shall be reduced by the amount of any Excess Tax-Deferred Contributions made under Section 4.2(a) with respect to such Excess Base Salary. Such Excess Base Salary Deferral Agreement shall remain in effect for such Plan Year and shall be irrevocable. The Company shall credit the Excess Base Salary Deferral to the Participant’s Excess Base Salary Deferral Account as of the payroll period to which the Excess Base Salary Deferral relates.

4.3	Bonus Deferral

An Employee described in Section 3.1 may enter into a Bonus Deferral Agreement with the Company under which the Participant elects to defer all or any portion of any bonus that would otherwise be payable to him in respect of a Plan Year. Such Bonus Deferral Agreement shall be entered into by the Participant and the Company on or prior to the December 1 preceding the beginning of the Plan Year for which services are rendered with respect to the bonus, shall remain in effect for the Plan Year, and shall be irrevocable. The Company shall credit the above amounts to the Participant’s Bonus Deferral Account as of the payroll period to which the deferral relates. In addition, the Plan Administrator may, from time to time, and in its sole discretion and subject to such rules as may be required by the Code Section 409A Rules, permit Participants to elect to defer other extraordinary amounts of compensation to the Plan in addition to the deferrals permitted under Section 4.2 and 4.3. Any amounts deferred pursuant to this Section 4.3 shall be contributed to the Participant’s Account and shall be subject to the provisions of this Plan.

4.4	Excess Regular Matching Contribution Account

During each Plan Year, the Company shall credit to a Participant’s Excess Regular Matching Contribution Account an amount that is equal to 60 percent of Excess Tax-Deferred Contributions for that Plan Year, but in no event more than an amount equal to 3.6 percent of Base Salary over the Regular Matching Contributions made for such Participant under the Qualified Plan for such Plan Year. The Excess Regular Matching Contribution shall be credited to the Participant’s Excess Regular Matching Contribution Account as of the same date or dates that the Excess Tax-Deferred Contributions are allocated to the Participant’s Excess Tax-Deferred Contributions Account.

4.5	Excess Additional Discretionary Matching Contribution Account

During each Plan Year that an Additional Discretionary Matching Contribution is made under the Qualified Plan, the Company shall credit to a Participant’s Excess Additional Discretionary Matching Contribution Account an amount that is equal to the Additional Discretionary

Matching Contribution percentage under the Qualified Plan multiplied by the Participant’s Excess Tax-Deferred Contributions for that Plan Year. The Excess Additional Discretionary Matching Contribution shall be credited to the Participant’s Excess Additional Discretionary Matching Contribution Account as of the same date or dates that the Excess Tax-Deferred Contributions are allocated to the Participant’s Excess Tax-Deferred Contributions Account.

4.6	Excess Profit Sharing Contribution Account

During each Plan Year, the Company shall credit to a Participant’s Excess Profit Sharing Contribution Account an amount that is equal to the Profit Sharing Contribution that would have been made under the Qualified Plan without giving affect to the limitation on annual compensation imposed by Section 401(a)(17) of the Code over the actual Profit Sharing Contribution made for such Participant under the Qualified Plan for such Plan Year.

4.7	Adjustment to Accounts

As of each Valuation Date, the Excess Base Salary Deferral Account and the Bonus Deferral Account of each Participant shall be credited or debited on the books of the Company with a gain or loss equal to the adjustment that would be made if assets equal to each such Account had been invested with a rate of return equal to the rate of return of 10-Year Treasury Notes (adjusted monthly) plus 1.5 percent. As of each Valuation Date, the Excess Savings Account of each Participant shall be credited or debited on the books of the Company with a gain or loss equal to the adjustment that would be made if assets equal to such Account had been invested with a rate of return equal to 120% of the long-term Applicable Federal Rate (adjusted monthly).

4.8	Vesting

Except as provided in Section 4.10, a Participant shall have a nonforfeitable right to amounts credited to the Participant’s Accounts.

4.9	Date of Payment

A Participant’s Excess Savings Account shall be payable upon the Participant’s termination of employment. At the time the Participant executes the Excess Base Salary Deferral Agreement and the Bonus Deferral Agreement, the Participant shall designate the date upon which the amounts deferred under such agreements shall become payable. Such amounts may be made payable either before, after, or upon the Participant’s termination of employment; provided, however, that, subject to the provisions of Section 4.10, such election shall be irrevocable. Notwithstanding the foregoing, any amounts attributable to deferrals made after December 31, 2004 that are payable under this Section 4.9 on account of a Participant’s Separation from Service shall be made earlier than the end of the Separation Delay Period if the distribution is on account of such Separation from Service and at that date the Participant is a Specified Employee; provided that, such delay in payment shall not apply to any portion of a distribution that is excepted from such delay under the Code Section 409A Rules as a Short-Term Deferral.

4.10	Form of Payment

(a)

Excess Base Salary and Bonus Deferral. At the time the Participant executes the Excess Base Salary Deferral Agreement and the Bonus Deferral Agreement, the Participant shall elect one of the following forms of payment for amounts credited to the Excess Base Salary Deferral Account and one of the following forms of payment for amounts credited to the Bonus Deferral Account:

(1)	Lump Sum. The Participant shall receive a single sum cash payment equal to the amount credited to such Account.

(2)

Installments. The Participant shall receive the amount credited to such Account in annual installments payable over a period not exceeding 15 years. Earnings shall continue to be credited on the unpaid amounts.

In the event the Participant changes any of the foregoing elections prior to the date of payment or changes the time of payment elected under Section 4.9, then, notwithstanding the provisions of Section 4.8 and except as provided in Section 4.12, the Participant shall forfeit 6 percent of the amount otherwise payable to the Participant under such election, and such forfeited amount shall cease to be an obligation of the Company and the Plan. No change of election may be made with respect to any amounts attributable to deferrals made after December 31, 2004.

(b)

Excess Savings Account. At the time the Participant executes the Excess Tax-Deferred Contribution Agreement, the Participant shall elect one of the following forms of payment for amounts credited to the Excess Savings Account:

(1)	Lump Sum. The Participant shall receive a single sum cash payment equal to the amount credited to the Excess Savings Account.

(2)

Installments. The Participant shall receive the amount credited to the Excess Savings Account in annual installments payable over a period not exceeding 15 years. Earnings shall continue to be credited on the unpaid amounts.

In the event the Participant changes the foregoing election prior to the date of payment, then, notwithstanding the provisions of Section 4.8 and except as provided in Section 4.12, the Participant shall forfeit 6 percent of the amount otherwise payable to the Participant under such election, such forfeited amount shall cease to be an obligation of the Company and the Plan, and no subsequent changes may be made by the Participant. No change of election may be made with respect to any amounts attributable to deferrals made after December 31, 2004.

4.11	Death Benefits

At the time the Participant executes the Excess Tax-Deferred Contribution Agreement, the Excess Base Salary Deferral Agreement, and the Bonus Deferral Agreement, the Participant shall designate a Beneficiary to receive death benefits payable under this Section 4.11. In the event of the death of the Participant prior to full payment of amounts credited to the Participant’s Accounts, the unpaid amounts shall be paid within 90 days of the participants death in a single sum cash payment to the Beneficiary. If no Beneficiary is designated or if no Beneficiary survives the Participant, the Participant’s surviving spouse or, in the case of an unmarried Participant, the designated Beneficiary under the Rayonier Salaried Life Insurance Plan shall be the Beneficiary. In the event that no spouse survives the Participant or, in the case of an unmarried Participant, that the life insurance benefits have been assigned or that no Beneficiary has been designated under the Rayonier Salaried Life Insurance Plan, the Beneficiary shall be the Participant’s estate.

4.12	Hardship Withdrawals

Notwithstanding the provisions of Section 4.10, a Participant may, prior to the date payment of his Accounts is otherwise to be made, request a financial hardship withdrawal from any of his Accounts. A hardship withdrawal shall be available only upon a determination by the Company’s Senior Vice President, Administration, that the Participant has suffered a severe and unanticipated emergency caused by an event that is beyond the control of the Participant. The amount of the withdrawal shall be limited to the amount necessary to satisfy the hardship. The Company’s Senior Vice President, Administration, shall examine all relevant facts and circumstances to determine whether the Participant has a financial hardship and may require a Participant to submit any and all documentation that he deems necessary to substantiate the existence of a financial hardship.

4.13	Change of Control

Notwithstanding the provisions of Sections 4.9 and 4.10, upon the occurrence of a Change of Control, a Participant shall receive a single sum cash payment equal to the amount credited to the Participant’s Accounts; provided that, any distribution described in the last sentence of Section 4.9 with respect to a Participant who is a Specified Employee shall not be paid prior to the end of the Separation Delay Period.

ARTICLE V Rights of Participants

5.1	Contractual Obligation

It is intended that the Company is under a contractual obligation to make payments under this Plan when due. The benefits under this Plan shall be paid out of the general assets of the Company.

5.2	Unsecured Interest

No special or separate fund shall be established and no segregation of assets shall be made to assure the payment of benefits hereunder. No Participant hereunder shall have any right, title, or interest whatsoever in any specific asset of the Company. Nothing contained in this Plan and no action taken pursuant to its provisions shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Company and a Participant or any other person. To the extent that any person acquires a right to receive payments under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Company. It is the intention of the Company that this Plan be unfunded for tax purposes and for purposes of Title I of ERISA and any trust created by the Company and any assets held by such trust to assist the Company in meeting its obligations under the Plan shall meet the requirements necessary to retain such unfunded status.

ARTICLE VI Administration

6.1	Administration

The Plan shall be administered by the Company as Plan Administrator. The Plan Administrator may appoint one or more individuals and delegate such of its powers and duties described herein as it deems desirable to any such individual, in which case every reference herein made to the Plan Administrator shall be deemed to mean or include the individuals as to matters within their jurisdiction; provided, however, that in the absence of any contrary appointment or delegation, the authority, powers, and duties herein shall be assigned to the Company’s Senior Vice President, Administration. The Plan Administrator shall, in its sole discretion, be authorized to construe and interpret all provisions of the Plan, to adopt rules and practices concerning the administration of the same, and to make any determinations and calculations necessary or appropriate hereunder. The determination of the Plan Administrator as to any disputed question arising under this Plan, including questions of construction and interpretation, shall be final, binding, and conclusive on all persons.

6.2	Indemnification

To the extent permitted by law, all agents and representatives of the Plan Administrator shall be indemnified by the Company and saved harmless against any claims, and the expenses of defending against such claims, resulting from any action or conduct relating to the administration of the Plan, except claims arising from gross negligence, willful neglect, or willful misconduct.

6.3	Expenses

The cost of benefit payments from this Plan and the expenses of administering the Plan shall be borne by the Company.

6.4	Tax Withholding

The Company may withhold from a payment any federal, state, or local taxes required by law to be withheld with respect to such payment and such sums as the Company may reasonably estimate are necessary to cover any taxes for which the Company may be liable and which may be assessed with regard to such payment.

6.5	Claims Procedure

(a)	Submission of Claims. Claims for benefits under the Plan shall be submitted in writing to the Plan Administrator or to an individual designated by the Plan Administrator for this purpose.

(b)

Denial of Claim. If any claim for benefits is wholly or partially denied, the claimant shall be given written or electronic notice within 90 days following the date on which the claim is filed, which notice shall set forth —

(1)	the specific reason or reasons for the denial;

(2)	specific reference to pertinent Plan provisions on which the denial is based;

(3)	a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(4)

an explanation of the Plan’s claim review procedures and time limits applicable to such procedures, including a statement that the claimant has a right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.

If special circumstances require an extension of time for processing the claim, written notice of an extension shall be furnished to the claimant prior to the end of the initial period of 90 days following the date on which the claim is filed. Such an extension may not exceed a period of 90 days beyond the end of said initial period.

(c)

Claim Review Procedure. The claimant or his authorized representative may submit a written request for review to the Plan Administrator no later than 60 days after the date on which written or electronic notification of the denial is received by the claimant (or, if applicable, within 60 days after the date on which such denial is deemed to have occurred).

The claim for review shall be given a full and fair review that takes into account all comments, documents, records and other information that relates to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

Not later than 60 days after receipt of the request for review, the Plan Administrator shall render and furnish to the claimant written or electronic notice of the decision on review, which notice shall set forth —

(1)	the specific reason or reasons for the decision;

(2)	specific reference to pertinent Plan provisions on which the decision is based;

(3)	a statement that the claimant has a right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review; and

(4)

a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of, all documents, records and other information relevant to the claim for benefit. A document is relevant to the claim for benefits if it was relied upon in making the determination, was submitted, considered or generated in the course of making the determination or demonstrates that benefit determinations are made in accordance with the Plan and that Plan provisions have been applied consistently with respect to similarly situated claimants.

If special circumstances require an extension of time for processing the claim, the decision shall be rendered as soon as possible, but not later than 120 days after receipt of the request for review, provided that written notice and explanation of the delay are given to the claimant prior to commencement of the extension. Such decision by the Plan Administrator shall not be subject to further review.

(d)

Exhaustion of Remedy. No claimant shall institute any action or proceeding in any state or federal court of law or equity, or before any administrative tribunal or arbitrator, for a claim for benefits under the Plan, until the claimant has first exhausted the procedures set forth in this Section.

ARTICLE VII Miscellaneous

7.1	Nontransferability

In no event shall the Company make any payment under this Plan to any assignee or creditor of a Participant or of a Beneficiary, except as otherwise required by law. Prior to the time of a payment hereunder, a Participant or a Beneficiary shall have no rights by way of anticipation or otherwise to assign or otherwise dispose of any interest under this Plan, nor shall rights be assigned or transferred by operation of law.

7.2	Rights Against the Company

Neither the establishment of the Plan, nor any modification thereof, nor any payments hereunder, shall be construed to give any Participant the right to be retained in the employ of the Company or to interfere with the right of the Company to discharge the Participant at any time.

7.3	Amendment or Termination

The Plan may be amended, modified, or terminated at any time by the Company provided that, except as may be required in the reasonable judgment of the Company to comply with the 409A Rules, no such amendment, modification, or termination shall reduce or diminish without the consent of a Participant or Beneficiary, if applicable, such person’s right to receive any benefit accrued hereunder prior to the date of such amendment, modification, or termination. Notice of such amendment, modification, or termination shall be given in writing to each Participant and Beneficiary of a deceased Participant having an interest in the Plan to whom the provision applies.

7.4	Applicable Law

This instrument shall be binding on all successors and assignees of the Company and shall be construed in accordance with and governed by the laws of the State of Florida, subject to the provisions of all applicable Federal laws.

7.5	Illegality of Particular Provision

The illegality of any particular provision of this document shall not affect the other provisions, and the document shall be construed in all respects as if such invalid provision were omitted.

In Witness Whereof, Rayonier Inc. has caused this instrument to be executed, effective December 31, 2007.

Rayonier, Inc.

By
W. Edwin Frazier, III Senior Vice President, Administration and Corporate Secretary